DEAN FAMILY OF FUNDS

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND

FINANCIAL OFFICERS

I.	Covered Officers

Dean Family of Fund’s (the “Trust’s”) code of ethics (this “Code”) applies to the Trust’s Principal Executive Officer and Principal Financial Officer (the “Covered Officers” each of whom are set forth in Exhibit A) for the purpose of promoting:

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Trust.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as “affiliated persons” of the Trust. The Trust’s and the investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the company or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

* * * *

Each Covered Officer must:

There are some conflict of interest situations that should always be discussed with the Board if material. Examples of these include with respect to the Covered Officer or a member of the Covered Officer’s family:

III.	Disclosure and Compliance

IV.	Reporting and Accountability

Each Covered Officer must:

The Board is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. Any approvals or waivers sought by a Covered Officer will be considered by the Board.

The Trust will follow these procedures in investigating and enforcing this Code:

V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, the Trust’s adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trust’s and their investment adviser’s and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act and any more detailed policies and procedures of the adviser are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.	Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

VII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and counsel to the Trust.

VIII.	Internal Use

The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

Date: March 31, 2004

CinLibrary/1347122.1

Exhibit A

Stephen M. Miller, President of the Dean Family of Funds

Debra E. Rindler, Secretary and Treasurer of the Dean Family of Funds

CinLibrary/1347122.1